Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about April 27, 2009 of Microtune, Inc. of our reports dated February 19, 2009, with respect to the consolidated balance sheet of Microtune, Inc. as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Microtune, Inc.

/s/ KPMG LLP

Dallas, Texas
April 27, 2009